Exhibit 99.5

VERISK SINGAPORE

2020 EMPLOYEE SHARE PURCHASE PLAN

effective on February 14, 2020 (“Effective Date”)

Note: This Plan does not constitute a Prospectus under the Singapore Securities and Futures Act (Cap. 289) (“SFA”) and no Prospectus has been issued under the SFA in relation to this Plan. No Prospectus is required in relation to this Plan as this Plan falls under the exemption in Section 273(1)(i) of the SFA.

The following constitute the provisions of the Employee Stock Purchase Plan of the Participating Companies (as defined below) of the Parent Company (as defined below), as of the Effective Date.

1. Purpose. The purpose of the Plan is to provide Employees of the Participating Companies with an opportunity to purchase Shares of the Parent Company.

2. Definitions.

(a) “Base Salary” shall have the meaning specified in paragraph 2(e).

(b) “Board” shall mean the Board of Directors of the Parent Company.

(c) “Committee” shall mean the Compensation Committee of the Board or a subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder.

(d) “Common Stock” shall mean Common Stock, $0.001 par value, of the Parent Company.

(e) “Compensation” for the Offering Period shall mean (i) base salary received during the Offering Period by an Eligible Employee for services to the Participating Company (“Base Salary”) and (ii) any amounts received during the Offering Period as an Eligible Employee under the Participating Company’s Short Term Incentive program (“STI Amount”), and shall exclude any other incentive payments, commissions, overtime or any other form of compensation that may be paid from time to time to the Employee from the Participating Company. Base salary for Participants shall be pro-rated based upon the base salary which he or she receives on each pay date during the Offering Period.

(f) “Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous status as an Employee shall not be considered interrupted in the case of a leave of absence except as provided in paragraph 10(b).

(g) “Eligible Employee” shall have the meaning specified in paragraph 3(a).

(h) “Employee” shall mean any bona fide director or equivalent person, consultant, adviser or other employee (within the meaning of Section 273(4)(a)(i) SFA) of the Participating Company.

(i) “Enrollment Date” shall mean the first day of each Offering Period.

(j) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(k) “Exercise Date” shall mean the last day of each Offering Period.

(l) “Exercise Price” shall have the meaning specified in paragraph 7(b).

(m) “Offering Period” shall mean the period described in paragraph 4.

(n) “Parent Company” shall mean Verisk Analytics, Inc., a Delaware corporation.

(o) “Participant” shall mean an Eligible Employee who has elected to participate in the Plan.

(p) “Participant Account” shall mean that separate account maintained under the Plan to record the amount that a Participant has contributed to the Plan during an Offering Period.

(q) “Participating Company” shall mean, with respect to an Offering Period, each of the subsidiaries or affiliates of the Parent Company who employs Employees within Singapore and are designated in the Appendix attached to this Plan as having adopted the Plan. In addition, such term shall include such Subsidiary or affiliate of a Participating Company as may be designated by the Board or the Committee from time to time.

(r) “Plan” shall mean the Verisk Singapore Employee Stock Purchase Plan.

(s) “Share” shall mean a share of Common Stock.

(t) “Stock Administrator” shall mean the administrator appointed by the Board or the Committee pursuant to paragraph 13 to administer the Plan.

(u) “STI Amount” shall have the meaning specified in paragraph 2(e).

(v) “Subsidiary” shall mean a corporation in Singapore of which at the time of the granting of an option pursuant to paragraph 7, not less than fifty percent (50%) of the total combined voting power of all classes of stock are directly or indirectly held by the Participating Company, whether or not such corporation now exists or is hereafter organized or acquired by the Participating Company.

3. Eligibility.

(a) General Rule. Any full or part time Employee who has completed an hour of service with the Participating Company as of any Enrollment Date and whose customary employment is for more than five months in any calendar year shall be eligible to participate as an “Eligible Employee” during the Offering Period beginning on such Enrollment Date, subject to the requirements of paragraph 5; provided, however, that an Employee of a Participating Company who is a citizen or resident of a foreign jurisdiction shall not be an “Eligible Employee” if the grant of an option under the Plan to such Employee would be prohibited under the laws of the jurisdiction of the Parent Company or such other foreign jurisdiction, as determined by the Committee in its sole discretion.

(b) Exceptions. Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option to purchase Shares under the Plan if:

(i) Immediately after the grant, such Employee would own stock (including for purposes of this paragraph 3(b) any stock he or she holds outstanding options to purchase) possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Parent Company; or

(ii) Such option would permit such Employee’s right to purchase stock under all employee stock purchase plans of the Parent Company and its affiliates to accrue at a rate which exceeds Twenty-Five Thousand U.S. Dollars ($25,000) of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4. Offering Periods. Each calendar quarter shall be an Offering Period, and the initial Offering Period shall be the quarter beginning on April 1, 2020.

5. Participation. An Eligible Employee shall become a Participant by completing a subscription agreement in such form as shall be specified by the Participating Company (“Subscription Agreement”), and returning it to the Stock Administrator prior to the Enrollment Date for the applicable Offering Period, unless a later time for filing the Subscription Agreement is set by the Board or the Committee for all Eligible Employees with respect to such Offering Period.

6. Payment for Shares

(a) At the time a Participant files his or her Subscription Agreement, such Participant shall elect to have (i) payroll deductions made on each pay date during the Offering Period at a whole percentage rate not to exceed twenty percent (20%) of the Base Salary which he or she receives on each pay date during the Offering Period and (ii) a deduction made during the Offering Period at a whole percentage rate not to exceed fifty percent (50%) of any STI Amount which he or she receives on any day during the Offering Period.

(b) All deductions during an Offering Period that are made from a Participant’s Base Salary and STI Amount shall be credited to his or her Participant Account under the Plan. A Participant may not make any separate cash payment into his or her Participant Account.

(c) A Participant may discontinue his or her participation in the Plan as provided in paragraph 10, but no other change can be made during an Offering Period and, for the avoidance of doubt, a Participant may not alter the amount of his or her Base Salary or STI Amount deductions for that Offering Period.

7. Grant of Option.

(a) On the Enrollment Date for each Offering Period, each Participant shall be granted an option to purchase on the applicable Exercise Date, a maximum number of 5,000 Shares; provided, however, that the number of Shares subject to such option shall be reduced, if necessary, to a number of Shares which would not exceed the limitations described in paragraph 3(b) and paragraph 12(a) hereof.

(b) The exercise price per Share offered in a given Offering Period (the “Exercise Price”) shall be ninety-five percent (95%) of the fair market value of a Share on the Exercise Date of such Offering Period. The fair market value of a Share on an Exercise Date shall be the closing price of such Share as reported by NASDAQ on such date or the most recent trading date preceding such date (or if the Shares did not trade on such date, for the most recent trading day preceding the Exercise Date, as the case may be, on which the Shares traded).

8. Exercise of Option. The Participant’s option for the purchase of Shares will be exercised automatically on the Exercise Date of the Offering Period by purchasing the maximum number of Shares subject to such option which may be purchased at the Exercise Price with the funds in his or her Participant Account unless prior to such Exercise Date the Participant has withdrawn from the Offering Period pursuant to paragraph 10. During a Participant’s lifetime, a Participant’s option to purchase Shares hereunder is exercisable only by such Participant.

9. Delivery. Shares issued pursuant to the exercise of the option will be held in custody by the Stock Administrator until the termination of the Participant’s Continuous Status as an Employee or request by the Participant for delivery of all Shares (the “Applicable Holding Periods”), provided that the Participant may request, prior to the satisfaction of the Applicable Holding Periods, that, subject to paragraph 21, some or all of such Shares be sold through the Stock Administrator in accordance with procedures established by the Stock Administrator. All dividends issued on Shares held by the Stock Administrator on behalf of the Participant will be credited to the Participant’s account and will be reinvested in additional Shares. A Participant will not be entitled to any dividends with respect to options to purchase Shares under the Plan. Shares shall be delivered within forty-five (45) days after termination of a Participant’s Continuous Status as an Employee or receipt of such request by the Participant for delivery of all Shares, provided that the Applicable Holding Periods have been satisfied.

10. Withdrawal; Termination of Employment.

(a) A Participant may withdraw all, but not less than all, of the payroll deductions credited to his or her Participant Account for the applicable Offering Period by delivery to the Stock Administrator of notice, in the form specified by the Participating Company or the Parent Company, on any date up to and including the 15th calendar day of the last month of the applicable Offering Period. All of the Participant’s payroll deductions credited to his or her Participant Account for such Offering Period will be paid to such Participant as soon as practicable after receipt of his or her notice of withdrawal. Such withdrawal shall permanently terminate the Participant’s participation for the Offering Period in which the withdrawal occurs.

(b) In the event of the termination on or before the Exercise Date of the Participant’s Continuous Status as a Employee for any reason, he or she will be deemed to have elected to withdraw from the Plan and the Participant (or the Participant’s estate, in the case of the Participant’s death) shall receive any funds in his or her Participant Account as soon as practicable after the date of such withdrawal; provided, however, that a Participant who goes on a leave of absence shall be permitted to remain in the Plan with respect to an Offering Period which commenced prior to the beginning of such leave of absence. Base Salary or STI Amount deductions, as applicable, for a Participant who has been on a leave of absence will resume upon return to work at the same rate as in effect prior to such leave unless the leave of absence begins in one Offering Period and ends in a subsequent Offering Period, in which case the Participant shall not be permitted to re-enter the Plan until a new Subscription Agreement is filed with respect to an Offering Period which commences after such Participant has returned to work from the leave of absence.

(c) A Participant’s withdrawal from one Offering Period will not have any effect upon his or her eligibility to participate in a different Offering Period or in any similar Plan which may hereafter be adopted by the Participating Company.

11. Interest. No interest shall accrue on the Base Salary or STI Amount deductions of a Participant in the Plan.

12. Shares.

(a) The maximum number of Shares which shall be made available for sale under the Plan shall be 100,000 Shares, subject to adjustment upon changes in capitalization of the Parent Company as provided in paragraph 17. Either authorized and unissued Shares or issued Shares heretofore or hereafter reacquired by the Parent Company may be made subject to purchase under the Plan, in the sole and absolute discretion of the Board or the Committee. Further, if for any reason any purchase of Shares pursuant to an option under the Plan is not consummated, the Shares subject to the applicable Subscription Agreement may be made available for sale pursuant to a new Subscription Agreement under the Plan. If, on a given Exercise Date, the Shares with respect to which options are to be exercised exceed the Shares then available under the Plan, the Participating Company or the Parent Company shall make a pro rata allocation of the remaining Shares that are available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Participating Company shall give notice to each Participant of such reduction in the number of Shares which such Participant shall be allowed to purchase. Notwithstanding anything to the contrary herein, neither the Participating Company nor the Parent Company shall be obligated to issue Shares hereunder if, in the opinion of counsel for the Participating Company or the Parent Company, such issuance would constitute a violation of federal or state securities laws or the laws of any country.

(b) Neither the Participant nor his or her beneficiaries will have any interest or other right in, or dividend or voting rights with respect to, Shares covered by his or her option until such option has been exercised and the related Shares have been purchased under the Plan.

13. Administration. The Plan shall be administered by the Committee. Members of the Board who are Eligible Employees are permitted to participate in the Plan; provided, however, that members of the Board who are Eligible Employees may not vote on any matter affecting the administration of the Plan or the grant of any option pursuant to the Plan. The Committee shall have the following powers and duties:

(a) To direct the administration of the Plan by the Stock Administrator in accordance with the provisions herein set forth;

(b) To adopt rules of procedure and regulations necessary for the administration of the Plan, provided that such rules are not inconsistent with the terms of the Plan;

(c) To determine, in its sole discretion, all questions with regard to rights of Employees and Participants under the Plan, including but not limited to, the eligibility of an Employee to participate in the Plan;

(d) To enforce the terms of the Plan and the rules and regulations it adopts;

(e) To direct or cause the Stock Administrator to direct the distribution of the Shares purchased hereunder;

(f) To furnish or cause the Stock Administrator to furnish the Participating Company with information which the Participating Company may require for tax or other purposes;

(g) To engage the service of counsel (who may, if appropriate, be counsel for the Participating Company) and agents whom it may deem advisable to assist it with the performance of its duties;

(h) To prescribe procedures to be followed by Eligible Employees in electing to participate herein;

(i) To receive from each Participating Company and from Eligible Employees such information as shall be necessary for the proper administration of the Plan;

(j) To maintain, or cause the Stock Administrator to maintain, separate accounts in the name of each Participant to reflect his or her Participant Account under the Plan;

(k) To interpret and construe the Plan in its sole discretion; and

(l) To make any changes or modifications necessary to administer and implement the provisions of the Plan in any foreign country to the fullest extent possible.

14. Transferability. Neither any monies credited to a Participant’s Participant Account nor any rights with regard to the exercise of an option to purchase Shares under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way (other than by will or by laws of descent and distribution) by the Participant. Any such attempt at assignment, transfer, pledge, or other disposition shall be without effect, except that the Participating Company shall treat such act as an election to withdraw funds in accordance with paragraph 10.

15. Use of Funds. All Base Salary or STI Amount deductions received or held by the Participating Company or the Parent Company under the Plan may be used by the Participating Company or the Parent Company for any corporate purpose, and the Participating Company and the Parent Company shall not be obligated to segregate such funds.

16. Reports. Individual Participant Accounts will be maintained for each Participant, and statements will be given to Participants promptly following an Exercise Date, which statements will set forth the amount of Base Salary or STI Amount deductions for the applicable Offering Period, the per-Share purchase price, the number of Shares purchased, and the remaining cash balance, if any.

17. Adjustments Upon Changes in Capitalization and Certain Transactions. (a) In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split (including a stock split in the form of a stock dividend), reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to outstanding options as the Committee, in its sole discretion, deems equitable or appropriate taking into consideration any applicable accounting and tax consequences, including such adjustments in the limitations in paragraph 7(a) and paragraph 12 and in the class and number of Shares and Exercise Price with respect to outstanding options under the Plan and (b) in the event of any transaction or event described in (a) above, or any unusual or nonrecurring transaction or events affecting the Participating Company or Parent Company or any changes in applicable laws, regulations or accounting principles, the Committee, in its sole discretion and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions:

(a) To provide for either (i) termination of any outstanding option in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon exercise of such option had such option been currently exercisable or (ii) the replacement of such outstanding option with other rights or property selected by the Committee in its sole discretion;

(b)To provide that the outstanding options under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and exercise prices;

(c) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding options under the Plan and/or in the terms and conditions of outstanding options and options which may be granted in the future;

(d)To provide that all outstanding options shall terminate without being exercised.

Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of any class or any dissolution, liquidation, merger or consolidation of the Participating Company, the Parent Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee, no issuance by the Parent Company or shares of stock of any class, or securities convertible into stock of any class, shall affect, and no adjustment by reason thereof, shall be made with respect to, the number of Shares subject to an option or the grant or Exercise Price of any option.

18. Amendment or Termination. The Board may at any time and for any reason terminate or amend the Plan; provided, however, that the Board shall not, without the approval of the stockholders of the Parent Company, (i) increase the maximum number of Shares which may be issued under the Plan (except pursuant to paragraph 17) or (ii) amend the requirements as to the class of employees eligible to purchase Shares under the Plan, or, if a committee is appointed as the Stock Administrator pursuant to paragraph 13, permit the members of such committee to participate in the Plan. The Plan shall automatically terminate on the Exercise Date that Participants become entitled to purchase a number of Shares greater than the number available for purchase under paragraph 12. Except as required to obtain a favorable ruling from any relevant regulatory authority, no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant without the consent of such Participant.

19. Notices.

(a) All notices or other communications by an Eligible Employee or a Participant to the Participating Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Participating Company at the location, or by the person, designated by the Participating Company for the receipt thereof.

(b) All notices or other communications by the Participating Company, the Parent Company, the Board or the Committee under or in connection with the Plan shall be deemed to have been duly given when (a) personally delivered, including electronic transmission in such form as the Board or the Committee shall direct, or (b) placed in the mail of the country of the sender in an envelope addressed to the last known address of the person to whom the notice is given.

20. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, in any jurisdiction, including, without limitation, the US Securities Act of 1933, as amended, the Exchange Act, the SFA, the rules and regulations promulgated under the abovementioned sets of laws, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Participating Company or the Parent Company with respect to such compliance. As a condition to the exercise of an option, the Participating Company or the Parent Company may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Participating Company or the Parent Company, such a representation is required by any of the aforementioned applicable provisions of law.

21. Withholding; Disqualifying Disposition. A Participant’s gains from the Plan may be regarded as gains or profits from employment derived by the Participant from Singapore under Section 10(1)(b) of the Singapore Income Tax Act (Cap. 134) (“ITA”), according to Section 10(6) ITA. Notwithstanding any other provision of the Plan, at the time a Participant’s option under the Plan is exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan are disposed of by a Participant, the Participant must make adequate provision for his or her Participating Company’s tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Shares. At any time, the Participating Company may, but shall not be obligated to, withhold from the Participant’s compensation, the amount necessary for the Participating Company to meet applicable tax withholding obligations, including any withholding required to make available to the Participating Company any tax deductions or benefits attributable to a sale or early disposition of Shares by the Participant.

22. Term of Plan. The Plan shall become effective as of February 14, 2020 with the initial Offering Period being the quarter beginning on April 1, 2020. It shall continue in effect until March 31, 2030 unless sooner terminated under paragraph 18.

23. No Rights Implied. Nothing contained in the Plan, any modification or amendment to the Plan, or the creation of any Participant Account, the execution of any Subscription Agreement, or the issuance of any Shares, shall give any Employee or Participant any right to continue his or her employment, any legal or equitable right against the Participating Company or the Parent Company or any officer, director, or employee of the Participating Company or the Parent Company, or interfere in any way with the Participating Company’s or the Parent Company’s right to terminate or otherwise modify an Employee’s employment at any time, except as expressly provided by the Plan.

24. Severability. In the event any provision of the Plan shall be held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, but such provision shall be fully severable and the Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein.

25. Waiver of Notice. Any person entitled to notice under the Plan may waive such notice.

26. Successors and Assigns. The Plan shall be binding upon all persons entitled to purchase Shares under the Plan, their respective heirs, legatees, and legal representatives, including, without limitation, such person’s estate and the executors, any receiver, trustee in bankruptcy or representative of creditors of such person, and upon the Participating Company, its successors and assigns.

27. Headings. The titles and headings of the paragraphs are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

28. Law. All questions arising with respect to the provisions of the Plan shall be determined by application of the laws of the Republic of Singapore. The obligation of the Participating Company to sell and deliver Shares under the Plan is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Shares.

29. Participating Companies. This Plan shall constitute the Employee Stock Purchase Plan of each Participating Company. A Participating Company may withdraw from the Plan as of any Enrollment Date by giving written notice to the Board, which notice must be received by the Board at least thirty (30) days prior to such Enrollment Date.

APPENDIX

Verisk Singapore

Employee Stock Purchase Plan

PARTICIPATING COMPANIES

AS OF

April 1, 2020

1.	WOOD MACKENZIE ASIA PACIFIC PTE. LTD.

2.	AIR WORLDWIDE SINGAPORE BRANCH